Exhibit 3.1

                                State of Florida
                              Department of State

I certify the attached is a true and correct copy of the Articles of Incorporation of EMERGING MARKETS HOLDINGS, INC., a Florida corporation, filed on October 11, 2005, as shown by the records of this office.

I further certify the document was electronically received under FAX audit number H05000240969. This certificate is issued in accordance with section 15.16, Florida Statutes, and authenticated by the code noted below

The document number of this corporation is P05000138699.

Authentication Code: 905A00062243-101205-P05000138699-1/1



                                        Given under my hand and the
                                        Great Seal of the State of Florida,
                                        at Tallahassee, the Capital, this the
                                        Twelfth day of October, 2005

[FLORIDA STATE SEAL]                    /s/ Glenda E. Hood
                                        Glenda E. Hood
                                        Secretary of State


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                            ARTICLES OF INCORPORATION
                                       OF
                         EMERGING MARKETS HOLDINGS, INC.
                         -------------------------------

         The undersigned incorporator to the Articles of Incorporation, desiring to form a corporation under the provisions of the Florida Business Corporation Act ("FBCA"), does hereby accept all of the rights and privileges, benefits, and obligations conferred and imposed by said laws and does hereby adopt the following Articles of Incorporation as the charter of the Corporation hereby organized:

FIRST: Name. The name of this corporation is Emerging Markets Holdings, Inc. (the "Corporation").

SECOND: Initial Corporate Address; Registered Office and Agent. The initial street address of the Corporation is 309 Celtic Court, Oviedo, Florida 32765. The address of the Corporation's initial registered office in the State of Florida is to be located at AmSouth Bank Center, 111 North Orange Avenue, Suite 775, Orlando, Florida 32801. Its initial registered agent at such address is Greene & Lee, PL.

THIRD: Duration; Purpose.

Section 3.1. Duration. Subject to the provisions below, the Corporation shall have perpetual existence, commencing upon the filing of these Articles of Incorporation with the Department of State, State of Florida.

Section 3.2. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the FBCA.

FOURTH: Capital Stock.

Section 4.1. Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is fifteen million (15,000,000), fifteen million (15,000,000) of which shall be shares of Common Stock with a par value of $0.0001 per share.

Section 4.2. Common Stock. Except as otherwise required by law or as otherwise provided in the terms of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, the holders of the Common Stock shall exclusively possess all voting power, and each share of Common Stock shall have one vote.

Section 4.3. Preferred Stock.



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(a) Board Authorized to Fix Terms. The Board of Directors is authorized, subject to limitations prescribed by law, by resolution or resolutions to provide for the issuance of shares of preferred stock in one or more series, and, by filing a certificate when required by the FBCA, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

         (i) the number of shares constituting that series, including the authority to increase or decrease such number, and the distinctive designation of that series;

         (ii) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, the date or dates from which they shall be cumulative and the relative rights of priority, if any, in the payment of dividends on shares of that series;

         (iii) the voting rights, if any, of the shares of that series in addition to the voting rights provided by law and the terms of any such voting rights;

         (iv) the terms and conditions, if any, upon which shares of that series shall be convertible or exchangeable for shares of any other class or classes of stock of the Corporation or other entity, including provision for adjustment of the conversion or exchange rate upon the occurrence of such events as the Board of Directors shall determine;

         (v) the right, if any, of the Corporation to redeem shares of that series and the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary according to different conditions and different redemption dates;

         (vi) the obligation, if any, of the Corporation to retire shares of that series pursuant to a retirement or sinking fund or fund of a similar nature for the redemption or purchase of shares of that series and the terms and conditions of such obligation;

         (vii) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, in the payment of shares of that series; and

         (viii) any other rights, preferences and limitations of the shares of that series as may be permitted by law.

(b) Dividend Preference. Dividends on outstanding shares of preferred stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on shares of common stock with respect to the same dividend period.



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(c) Relative Liquidation Preference. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of preferred stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of preferred stock in accordance with their respective priorities and preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

(d) Reissuance of Preferred Stock. Subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock, shares of Preferred Stock of any series that have been redeemed or repurchased by the Corporation (whether through the operation of a sinking fund or otherwise) or that, if convertible or exchangeable, have been converted or exchanged in accordance with their terms, shall be retired and have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may, upon the filing of an appropriate certificate with the Florida Secretary of State, be reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of Preferred Stock.

FIFTH: Provisions Applicable Until Business Combination or Termination Date. The following provisions of this Article Fifth shall apply during the period commencing upon the filing of these Articles of Incorporation and terminating upon the first to occur of (a) the consummation of any "Business Combination" or
(b) the "Termination Date" (as such terms are hereinafter defined), and may not be amended prior thereto. A "Business Combination" shall mean the acquisition by the Corporation, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction or a combination of the foregoing of an operating business.

Section 5.1. Shareholder Approval of Business Combination. Prior to the consummation of any Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the FBCA. In the event that the holders of a majority of the IPO Shares (defined below) cast at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate the Business Combination.

Section 5.2. Liquidation and Dissolution in Absence of Business Combination. In the event that the Corporation does not consummate a Business Combination by the later of (a) 18 months after the consummation of the IPO or (b) 24 months after the consummation of the IPO in the event that either a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination was executed but was not consummated within such 18 month period (such later date being referred to as the "Termination Date"), the officers of the Corporation shall take all such action as may be necessary to dissolve and liquidate the Corporation as soon as reasonably practicable. In the event that the Corporation is so dissolved and liquidated, only the holders of IPO Shares shall be entitled to receive liquidating distributions and the Corporation shall pay no liquidating distributions with respect to any other shares of capital stock of the Corporation.



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SIXTH: Elimination of Certain Liability of Directors. No director of the
Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 607.0834 of the FBCA, or (d) for any transaction from which the director derived an improper personal benefit. If the FBCA is hereafter amended to permit a corporation to further eliminate or limit the liability of a director of a corporation, then the liability of a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall, without further action of the directors or stockholders, be further eliminated or limited to the fullest extent permitted by the FBCA as so amended. Neither any amendment, repeal, or modification of this Article Sixth, nor the adoption or amendment of any other provision of these Articles of Incorporation or the bylaws of the Corporation inconsistent with this Article Sixth, shall adversely affect any right or protection provided hereby with respect to any act or omission occurring prior to the date when such amendment, repeal, modification, or adoption became effective.

SEVENTH: Indemnification.

Section 7.1. Right to Indemnification. Each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit, proceeding or alternative dispute resolution procedure, whether (a) civil, criminal, administrative, investigative or otherwise, (b) formal or informal or (c) by or in the right of the Corporation (collectively, a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, manager, officer, partner, trustee, employee or agent of another foreign or domestic corporation or of a foreign or domestic limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as such a director, officer, employee or agent of the Corporation or in any other capacity while serving as such other director, manager, officer, partner, trustee, employee or agent, shall be indemnified and held harmless by the Corporation against all judgments, penalties and fines incurred or paid, and against all expenses (including attorneys' fees) and settlement amounts incurred or paid, in connection with any such proceeding, except in relation to matters as to which the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Until such time as there has been a final judgment to the contrary, a person shall be presumed to be entitled to be indemnified under this Section 7.1. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or


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its equivalent, shall not, of itself, either rebut such presumption or create a presumption that (a) the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, (b) with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person's conduct was unlawful or
(c) the person was not successful on the merits or otherwise in defense of the proceeding or of any claim, issue or matter therein. If the FBCA is hereafter amended to provide for indemnification rights broader than those provided by this Section 7.1, then the persons referred to in this Section 7.1 shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the FBCA as so amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior to such amendment).

Section 7.2. Determination of Entitlement to Indemnification. A determination as to whether a person who is a director or officer of the Corporation at the time of the determination is entitled to be indemnified and held harmless under
Section 7.1 shall be made (a) a majority vote of the directors who are not parties to such proceeding, even though less than a quorum, (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders. A determination as to whether a person who is not a director or officer of the Corporation at the time of the determination is entitled to be indemnified and held harmless under Section 7.1 shall be made by or as directed by the Board of Directors of the Corporation.

Section 7.3. Mandatory Advancement of Expenses. The right to indemnification conferred in this Article Seventh shall include the right to require the Corporation to pay the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Board of Directors so determines, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer of the Corporation (but not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall be finally determined that such indemnitee is not entitled to be indemnified for such expenses under Section 7.1 or otherwise.

Section 7.4. Non-Exclusivity of Rights. The right to indemnification and the advancement of expenses conferred in this Article Seventh shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, any provision of these Articles of Incorporation or of any bylaw, agreement, or insurance policy or arrangement, or any vote of stockholders or disinterested directors, or otherwise. The Board of Directors is expressly authorized to adopt and enter into indemnification agreements with, and obtain insurance for, directors and officers.



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Section 7.5. Effect of Amendment. Neither any amendment, repeal, or modification of this Article Seventh, nor the adoption or amendment of any other provision of these Articles of Incorporation or the bylaws of the Corporation inconsistent with this Article Seventh, shall adversely affect any right or protection provided hereby with respect to any act or omission occurring prior to the date when such amendment, repeal, modification, or adoption became effective.

EIGHTH: Miscellaneous. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating powers of the Corporation and its directors and stockholders:

Section 8.1 Number, Election and Term of Office of Directors. The initial Board of Directors shall consist of two (2) members. This number may be increased or decreased from time to time in accordance with the Corporation's bylaws, but shall never be less than one. No decrease in the number of directors shall change the term of any director in office at the time of such decrease. A director shall hold office until the annual meeting for the year in which the director's term expires and such director's successor shall be elected and qualified, subject, however, to such director's prior death, resignation or removal from office.

Section 8.2 Manner of Election of Directors. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

Section 8.3 Adoption and Amendment of Bylaws. The Board of Directors shall have power to make and adopt bylaws with respect to the organization, operation and government of the Corporation and, subject to such restrictions as may be set forth in the bylaws, from time to time to change, alter, amend or repeal the same, but the stockholders of the Corporation may make and adopt additional bylaws and, subject to such restrictions as may be set forth in the bylaws, may change, alter, amend or repeal any bylaw whether adopted by them or otherwise.

Section 8.4 Vote Required to Amend Certain Provisions of Articles of Incorporation. Notwithstanding any other provision of these Articles of Incorporation or the bylaws of the Corporation or any provision of law which might otherwise permit a lesser vote, but in addition to any affirmative vote of the holders of any particular class or series of stock required by law, these Articles of Incorporation, or the bylaws, the affirmative vote of the holders of at least 66 2/3% of the Corporation's capital stock entitled to vote generally in the election of directors, voting as a single class, shall be required to alter, amend, or adopt any provision inconsistent with or repeal Articles Sixth, Seventh and Eighth of these Articles of Incorporation.

Section 8.5 Severability. In the event any provision (or portion thereof) of these Articles of Incorporation shall be found to be invalid, prohibited, or unenforceable for any reason, the remaining provisions (or portions thereof) of these Articles of Incorporation shall be deemed to remain in full force and effect, and shall be construed as if such invalid, prohibited, or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of the Corporation and its stockholders that each such remaining provision (or portion thereof) of these Articles of Incorporation remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, notwithstanding any such finding.



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Section 8.6 Reservation of Right to Amend Articles of Incorporation. The
Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute or herein, and all rights conferred upon stockholders herein are granted subject to this reservation.

NINTH: Incorporator. The name and mailing address of the incorporator are as follows:

Name                                             Mailing Address
----                                             ---------------
Serguei Melnik                       309 Celtic Court, Oviedo, Florida 32765

TENTH: Pre-emptive Rights. No holder of stock of the Corporation shall be entitled as of right to subscribe for or purchase any shares of any class of the Corporation, whether such shares or such class is now or hereafter authorized.


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         IN WITNESS WHEREOF, the above-named incorporator has hereunto subscribed his name as of the ___ day of September, 2005.

                                                /s/ Serguei Melnik
                                                --------------------------
                                                Serguei Melnik

STATE OF FLORIDA  )
               )SS.
COUNTY OF SEMINOLE)

THE FOREGOING was sworn to, subscribed and acknowledged before me this 30th day of SEPTEMBER, 2005, by Serguei Melnik, as Incorporator of the Corporation, who is personally known to me or has produced DRIVER'S LICENSE as identification.

                                                /s/ Andres Villafuerte
                                                --------------------------
                                                Notary Public
[NOTARY SEAL]                                   Print Name: Andres Villafuerte
                                                Commission No.: __________
                                                My Commission Expires:


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                          CERTIFICATE OF DESIGNATION OF
                       REGISTERED AGENT/REGISTERED OFFICE
                       ----------------------------------


         Pursuant to the provisions of Florida Statutes Section 607.0501(3), Emerging Markets Holdings, Inc. submits the following statement in designating the registered office/registered agent, in the State of Florida:

     1.   The name of the Corporation is Emerging Markets Holdings, Inc.

     2. The name and address of the registered agent and office is: Greene & Lee, PL, AmSouth Bank Center, 111 North Orange Avenue, Suite 775, Orlando, Florida 32801, Attention: Robert Q. Lee, Manager.

         Having been named as registered agent and to accept service of process for the above-named corporation at the place designated in this certificate, the undersigned, by and through its duly elected manager, hereby accepts the appointment as registered agent and agrees to act in this capacity. The undersigned further agrees to comply with the provisions of all statutes relating to the proper and complete performance of its duties, and is familiar with and accepts the obligations of the position as registered agent.

Dated: September 30, 2005



                                                GREENE & LEE, PL

                                                By: /s/ Robert Q. Lee
                                                    ------------------------
                                                    Robert Q. Lee, Manager


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